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                                                                   EXHIBIT 10.36

                 AMENDMENT TO TELEVISION AFFILIATION AGREEMENT


       This Amendment to the TELEVISION AFFILIATION AGREEMENT ("Affiliation Agreement") is entered into by and between HOME SHOPPING CLUB, INC. ("HSC") and SILVER KING BROADCASTING OF ______________, licensee of Television Station ___________, _________ ("STATION").

                                    RECITALS

       WHEREAS, the parties entered in an Affiliation Agreement dated December 28, 1992, relating to HSC's daily television broadcast program service for the presentation and sale of products and services offered by HSC or its licensee subsidiaries or joint ventures known as HSN-2 (hereinafter the "HSC PROGRAM SERVICE"); and

       WHEREAS, the parties desire to clarify the compensation Formula set forth in Sections 2.b., 5.a., 5.b., 5.c and 6.b., respectively of the Affiliation Agreement.

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HSC and the STATION agree that Sections 2.b., 5.a., 5.b., 5.c. and 6.b. shall be amended to read as follows:

       "2.b. The presently contemplated schedule for STATION PROGRAM TIME is set forth in Schedule B attached to this Agreement, which may be amended by mutual agreement of STATION and HSC from time to time. In addition, STATION shall be permitted automatically to preempt up to one- hundred fifty-six (156) hours per year (as determined by STATION'S fiscal year) of the HSC PROGRAM SERVICE (in addition to its rights under Section 14 below) if STATION provides HSC with a written notice for preemption not less than sixty (60) days prior to the proposed preemption. STATION may make a request for preemption, with the same notice, for any hours in excess of one-hundred fifty-six (156) per year, and HSC shall respond to STATION'S request for preemption within ten (10) days after such request is received by HSC. After any alternative programming permitted under this paragraph is aired (by right or with HSC's permission), STATION shall repay to HSC an amount equal to twice the adjusted Average Hourly Rate for the applicable hour(s) (as defined in Section 5(b) below and shown in Schedule C) that STATION received for the period of time in which
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preemption occurred.  This amount shall be paid to HSC by STATION within fifteen (15) days following the end of the month in which the preemption occurred. This Section shall not apply to Substitute Programming as permitted by Section 6(e)-6(g) of this Agreement (except as otherwise expressly provided in Section 6(f)) or to the exercise of the right of refusal under Section 14 of this Agreement. In either of those instances, STATION shall be required to repay such applicable Average Hourly Rate advances as it has received for such hours, as provided in Section 5(a) hereof.

       "5.a.   HSC will compensate the STATION for its broadcast of the HSC
PROGRAM SERVICE on the basis of the Average Hourly Rate as defined in Section 5.b hereof. Such compensation will consist of monthly payments to be made in advance on the first business day of each month and will be calculated by multiplying the then applicable Average Hourly Rate by the number of hours of the HSC PROGRAM SERVICE expected to be aired in that month. For purposes hereof, such monthly payment shall be known as the "Monthly Fixed Compensation" payment. Any monthly payments not made in advance of the first business day of each month shall accrue interest at the rate of nine and one-half percent (9 1/2%) until such amount is paid. Commencing with the third Monthly Fixed Compensation payment hereunder and for every payment thereafter, the Monthly Fixed Compensation payment to the STATION shall be reduced by an amount equal to the Monthly Fixed Compensation payments made in advance two (2) months earlier for hours when the HSC PROGRAM SERVICE was expected to be carried but was not carried under the provisions of Section 6(e), 6(f) (during the third term of this Agreement only), 6(g), 9 or 14 hereof. The STATION shall submit to HSC within five (5) business days after the end of each calendar month, upon forms to be provided by HSC, reports confirming the STATION'S broadcast of the HSC PROGRAM SERVICE during the calendar month prior to the date of such report in accordance with the terms of this Agreement.

       "5.b.   During the first year of this Agreement, the applicable Average
Hourly Rate shall be as established in Schedule C hereof. For every year thereafter, the applicable Average Hourly Rate shall be increased by fifty percent (50%) of any increase (expressed as a percentage) in the consumer price index for the prior year.

       "5.c.   On or prior to the thirtieth day after each anniversary of the effective date of this Agreement, the sum of the Monthly Fixed Compensation payments paid for such year will be compared to the STATION'S Compensation Amount for the year.
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"Yearly Fixed Compensation" for any year shall mean the product of the Average
Hourly Rate as defined in Section 5(b), multiplied by the number of hours of HSC PROGRAM SERVICE aired during such year. If the Compensation Amount exceeds the Yearly Fixed Compensation paid for that year, such excess amount shall be paid by HSC to the STATION by the thirtieth day following such anniversary. "Compensation Amount" for any year shall mean the sum of the Yearly Fixed Compensation and Commission Compensation for such year. "Commission Compensation" for any year shall mean the product of the Commission Rate of five percent (5%) multiplied by the Net Sales within the STATION'S Service Area for such calendar year in excess of the Net Sales within the STATION'S Service Area in calendar year 1992. "Net Sales" for any particular year shall mean the dollar amount of gross sales of merchandise sold via the HSC PROGRAM SERVICE during such year reduced by the sum of discounts, all promotional incentives offered by HSC to Home Shopping Club members, returns, chargebacks, refunds, sales taxes, and shipping and handling revenues for such calendar year."

       "6.b.   If HSC fails to make two (2) or more affiliation payments to
STATION during any five (5) year period while this Agreement is in effect (a "Missed Affiliation Payment" shall be deemed to be the Monthly Fixed Compensation in effect for that year which is not paid in full within thirty
(30) days after it is due to be paid hereunder), STATION shall have the right to provide written notice to HSC, immediately after such second payment is missed, of termination of this Agreement or to provide such notice in any subsequent month in which another Affiliation Payment is Missed. Such termination shall be effective eighteen (18) months after such notice. During such eighteen (18) month period, STATION may carry Substitute Programming, as provided in subsections (e) and (g) below."

       This Amendment shall be effective as of the 28th day of July, 1994.

HOME SHOPPING CLUB, INC.                 SILVER KING BROADCASTING OF

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By:                                      By:
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Name:                                    Name:
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Title:                                   Title:
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